Exhibit 10.3

SALES AGREEMENT

This Sales Agreement (the “Agreement”) is entered into this 1st day of July, 2021 (the “Effective Date”), between Midori-Bio Inc. (“Company”), an Ontario limited liability company with offices located at 4145 North Service Road Suite 200 Burlington, Ontario Canada L7L 6A3 and 2013097 Ontario Inc. with offices located at 189 Kenollie Avenue, Mississauga, Ontario Canada L5G 2H7. Company and 2013097 Ontario Inc. are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Company manufactures or distributes and sells MiDori-Bio’s, MiDori BioSolution® product line (the “Products”);

WHEREAS, Company desires to retain the 2013097 Ontario Inc. as its authorized representative to market, promote and sell the Products pursuant to the terms and conditions set forth herein.

WHEREAS, 2013097 Ontario Inc. is experienced in the consumer packaged goods market. 2013097 Ontario Inc. further desires and is willing to promote and sell the Products pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Parties agree as follows:

1.	Appointment. Company hereby appoints 2013097 Ontario Inc. as an independent and exclusive sales and marketing representative of the Company for the Products with the approved Account List (Schedule Aas defined below). Such exclusivity extends to the same or similar products manufactured and marketed by the supplier of Midori-Bio products.

2.	Accounts. 2013097 Ontario Inc.’s Account List shall consist of Consumer Packaged Goods Accounts or convertors therefor(the “Account”). The Accounts may be revised from time to time by Company to include additional Accounts at the approval of the Company. 2013097 Ontario Inc. shall not market or solicit customers or sales outside of the approved Account list without Company’s prior written consent. 2013097 Ontario Inc. shall not be entitled to any compensation provided for in this Agreement with respect to any sales that occur outside the approved Account List. In the event 2013097 Ontario Inc. becomes aware of any inquiries and/or leads for the sale of Products outside the defined Account List, 2013097 Ontario Inc. will promptly refer same to the Company.

3.	Sale of the Company!s Products.

3.1.	Prices and Terms of Sale. Company shall provide 2013097 Ontario Inc. with copies of its current price lists, its delivery schedules, and its standard terms and conditions of sale for the Products, as may be established by Company from time to time. Company may change the prices, delivery schedules, and terms and conditions for the Products upon 30 days prior written notice to 2013097 Ontario Inc. based, but any such changes shall not affect any existing contracts or pricing agreements.

3.2.	Orders; Acceptance of Orders. All orders for the Products shall be in PO form written to the Company, once accepted by the Company, will be sold, invoiced and shipped by the Company. Company reserves the right to reject, at its sole discretion, any order or any part thereof for any reason and with any liability or other obligation to 2013097 Ontario Inc. or any other party.

3.3.	Commission. Company shall pay 2013097 Ontario Inc. 40% of the Net Profit, Net Profit, for this purpose, is defined as Net Sales less (Product cost plus product logistics costs plus additional sales costs as agreed)Commission payments will be made after full payment is received by the customer to the Company.

3.4.	Product Availability; Allocations. Company will do its best to fill all accepted orders however Company will not be liable to ship or pay commissions for uncontrollable circumstances.

4.	2013097 Ontario Inc.’s Duties and Responsibilities.2013097 Ontario Inc. agrees that at all times during the term of this Agreement:

4.1.	2013097 Ontario Inc. shall, at its own expense, use its best efforts to actively solicit orders for and promote the sale of the Products on behalf of the Company to the approved Account List. 2013097 Ontario Inc. may hire or contract with sales representatives or service personnel to promote the Products and perform the duties hereunder. 2013097 Ontario Inc. shall ensure that any subcontractor or sales representative it uses complies with the terms and conditions of this Agreement.

4.2.	2013097 Ontario Inc. shall not make any false or misleading representations to customers or others regarding the Products or the Company. 2013097 Ontario Inc. shall not make any representations, warranties (express or implied) or guarantees with respect to the specifications, features or capabilities of the Products that are not consistent with Company’s documentation accompanying the Products or the Company’s literature describing the Products.

4.3.	2013097 Ontario Inc. will be responsible for all its costs and expenses incurred in marketing and selling the Products to the customers on the approved Account list and with respect to its performance of this Agreement.

4.4.	Company may reasonably modify any of the above provisions in this Section 5 upon written notice to 2013097 Ontario Inc.

5.	No Sale of Competitive Products. 2013097 Ontario Inc. acknowledges and agrees that the sale by 2013097 Ontario Inc. of any products competitive with the Company’s Products will constitute a conflict of interest. 2013097 Ontario Inc. therefore will not, either individually or in partnership or jointly or in conjunction with any other person, firm or corporation, whether as principal, agent, 2013097 Ontario Inc., shareholder, officer, employee, manager or otherwise, carry on or be engaged in or concerned with any corporation or other business enterprise engaged in or concerned with the sales of any product which is competitive with the Company’s Products.

6.	Company Obligations.

6.1.	Company shall provide sales training to 2013097 Ontario Inc.’s personnel from time to time.

6.2.	Company shall be responsible for obtaining any governmental approvals as may be necessary to distribute and sell the Products in the Account.

6.3.	Company shall provide 2013097 Ontario Inc., at no charge, with marketing and technical information and promotional materials for the Products, such as brochures, catalogs, handbooks, specification sheets instructional material, advertising literature, product samples, and other Product data, as deemed necessary and at the discretion of the Company.

7.	Intellectual Property Rights. During the term of this Agreement, 2013097 Ontario Inc. shall have the right to indicate to the public that it is an authorized 2013097 Ontario Inc. of the Products and to advertise and market the Products in the Account utilizing the logos, trademarks, marks, and trade names that Company has or may adopt from time to time (collectively the “Company Mark(s)”). During the term of this Agreement Company hereby grants to 2013097 Ontario Inc. a revocable, non-transferable, nonexclusive, limited license to use the Company Marks solely in connection with the marketing, advertisement,and sale of the Products in the Account. Such license shall immediately terminate upon the expiration or termination of this Agreement. 2013097 Ontario Inc. shall strictly comply with all standards of use for the Company Marks and must at all times display appropriate trademark and copyright notices as instructed by Company. All media advertising, printed materials, and electronic documents in which a Company Mark is used must be submitted by the 2013097 Ontario Inc. to the Company for review in advance and must not be distributed or used in any manner without the prior written approval of Company, which approval shall be at the Company’s sole discretion. 2013097 Ontario Inc. shall not alter or remove any Company Mark applied to the Products. 2013097 Ontario Inc. acknowledges and agrees that the Company Marks and other intellectual property provided to 2013097 Ontario Inc. by Company, if any, are the sole and exclusive property of Company. 2013097 Ontario Inc. shall not acquire any right, title, or interest under this Agreement or otherwise in any patent, copyright, Company Mark, or other intellectual property right of any kind of Company. No implied license, patent, copyright, or other intellectual property right of Company is granted under this Agreement or otherwise. During the term of this Agreement and thereafter, 2013097 Ontario Inc. shall not do anything that will in any manner infringe, impeach, dilute, or lessen the value of the Company Marks, patents, copyrights, or other intellectual property of Company or the goodwill associated therewith or that will tend to prejudice the reputation of the Company or the sale of any of the Company’s products.

8.	Confidential Information.

8.1.	Confidential Information. 2013097 Ontario Inc. acknowledges that by reason of its relationship to Company hereunder it will have access to certain information and materials that are confidential and proprietary to Company. “Confidential Information” shall mean (i) all information relating to Company’s Products, business and operations including, but not limited to, the business plans, financial records, customers, suppliers, vendors, products, product samples, costs, sources, strategies, inventions, procedures, sales aids or literature, technical advice or knowledge, contractual agreements, pricing, price lists, product white paper, product specifications, trade secrets, procedures, distribution methods, inventories, marketing strategies and interests, algorithms, data, designs, drawings, work sheets, blueprints, concepts, samples, inventions, manufacturing processes, computer programs and systems and know- how or other intellectual property of Company and its affiliates that may be at any time furnished, communicated or delivered by Company to 2013097 Ontario Inc., whether in oral, tangible, electronic or other form; (ii) the terms of any agreement, including this Agreement, and the discussions, negotiations and proposals related to any agreement; (iii) information acquired during any tours of any Company facilities; and (iv) all other non- public information provided by Company to 2013097 Ontario Inc. including, but not limited, to financial, technical and business information. All Confidential Information shall remain the property of the Company.

8.2.	Use of Confidential Information, Standard of Care. 2013097 Ontario Inc. shall maintain the Confidential Information in strict confidence and disclose the Confidential Information only to its employees who have a need to know such Confidential Information in order to fulfill the business affairs and transactions between the Parties contemplated by this Agreement and who are under confidentiality obligations no less restrictive than this Agreement. 2013097 Ontario Inc. shall at all times remain responsible for breaches of this Agreement arising from the acts of its employees and agents. 2013097 Ontario Inc. shall take every reasonable precaution to protect the Confidential Information to prevent its unauthorized use, disclosure, dissemination, or publication. 2013097 Ontario Inc. agrees not to use the Company’s Confidential Information for its own purpose or for the benefit of any third party, without the prior written approval of the Company. 2013097 Ontario Inc. shall not decompile, disassemble, or reverse engineer all or any part of the Confidential Information. 2013097 Ontario Inc. will not manufacture or have manufactured any products which are the same as or similar to the Products using confidential designs or engineering data which have been transmitted to the 2013097 Ontario Inc. by the Company in connection with the sale of Products hereunder. No Confidential Information furnished to 2013097 Ontario Inc. shall be duplicated or copied by 2013097 Ontario Inc. except as may be strictly necessary to effectuate the purpose of this Agreement. 2013097 Ontario Inc. shall promptly return or, at Company’s option, certify destruction of all copies of Confidential Information at any time upon request by Company or within ten (10) days following the expiration or earlier termination of this Agreement.

8.3.	Exceptions. Confidential Information does not include information that:

8.4.	was lawfully in 2013097 Ontario Inc.’s possession before receipt from Company as evidenced by the 2013097 Ontario Inc.’s written records; (b) at or after the time of disclosure by Company, becomes generally available to the public other than through any act or omission of 2013097 Ontario Inc.; (c) is developed by 2013097 Ontario Inc. independently of any Confidential Information it receives from Company as demonstrated by the 2013097 Ontario Inc.’s written records; or (d) 2013097 Ontario Inc. receives from a third party free to make such disclosure without breach of any legal or contractual obligation. For the purposes of this Agreement, disclosures which provide specific, detailed information shall not be deemed to be within the foregoing exceptions merely because they are embraced by more general disclosures in the public domain or in the 2013097 Ontario Inc.’s possession. In addition, any combination of features or components shall not be deemed to be within the foregoing exceptions merely because information about individual components are separately in the public domain or in 2013097 Ontario Inc.’s possession, but only if the combination itself and its principle of operation are in the public domain or in the lawful possession of Recipient without restriction on disclosure. In the event the 2013097 Ontario Inc. is requested in any legal action or proceeding to disclose any Confidential Information, the 2013097 Ontario Inc. shall, unless prohibited by applicable law, give the Company prompt notice of such request, and shall reasonably assist the Company in its efforts to obtain an appropriate protective order.

8.5.	Equitable Relief. 2013097 Ontario Inc. hereby agrees and acknowledges that any breach or threatened breach of this Agreement regarding the treatment of the Confidential Information will result in irreparable harm to the Company for which there will be no adequate remedy at law. In such event the Company shall be entitled to receive an injunction, without the necessity of posting a bond and without having to establish any actual damages, to prevent any further breach of this Agreement by the 2013097 Ontario Inc., in addition to all other remedies available in law or at equity.

9.	Limitation of Liability; Actions.

9.1.	EXCEPT FOR THE PARTIES INDEMNIFICATION OBLIGATIONS UNDER SECTION 11 OF THIS AGREEMENT AND 2013097 ONTARIO INC.’S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 10 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, STATUTORY, SPECIAL, OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF USE, LOSS OF TIME, INCONVENIENCE, LOSS BUSINESS OPPORTUNITIES, DAMAGE TO GOODWILL OR REPUTATION, OR LOSS OF DATA, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR SUCH DAMAGES COULD HAVE BEEN REASONABLY FORESEEN. NO ACTION SHALL BE BROUGHT FOR ANY CLAIM RELATING TO OR ARISING OUT OF THIS AGREEMENT MORE THAN THREE (3) YEAR AFTER THE ACCRUAL OF SUCH CAUSE OF ACTION.

10.	Terminations.

10.1.	Termination for Breach. Either Party may terminate this Agreement at any time in the event of a breach by the other Party of a material covenant, commitment or obligation under this Agreement that remains uncured after 30 days following written notice thereof. Such termination shall be effective immediately and automatically upon the expiration of the applicable notice period, without further notice or action by either Party. Termination shall be in addition to any other remedies that may be available to the non- breaching Party.

10.2.	Termination for Financial Insecurity. Either Party may terminate this Agreement immediately at its option upon written notice if the other Party: becomes or is declared insolvent or bankrupt; (ii) is the subject of a voluntary or involuntary bankruptcy or other proceeding related to its liquidation or solvency, which proceeding is not dismissed within 90 calendar days after its filing; (iii) ceases to do business in the normal course; or (iv) makes an assignment for the benefit of creditors. This Agreement shall terminate immediately and automatically upon any determination by a court of competent jurisdiction that either Party is excused or prohibited from performing in full all obligations hereunder, including, without limitation.

10.3.	As used herein, “cause” shall include:

10.4.	A party’s arrest or indictment for a felony involving a moral turpitude.

10.5.	with respect to the 2013097 Ontario Inc., any crime in connection with its representation of miDori-Bio which causes miDori-Bio a substantial detriment.

10.6.	Actions by a party or its agents or subcontractors which may damage the reputation of, or cause financial losses or expenses to, the other party hereto, or any of its affiliates.

10.7.	failure of either party to pay an amount due hereunder within thirty (30) days of the due date thereof.

10.8.	Obligations upon Termination. Upon termination of this Agreement, 2013097 Ontario Inc. shall immediately cease to be an independent sales representative of the Company. Upon termination, 2013097 Ontario Inc. shall immediately remove and not thereafter use any sign, display, or other advertising or marketing means containing Company Marks. In addition, 2013097 Ontario Inc. shall immediately return or destroy all Confidential Information, as well as all advertising matter and other printed materials in its possession or under its control containing the Company Marks. Within 10 days of the termination of this Agreement any reason, 2013097 Ontario Inc. shall return all sales, advertising, technical, Confidential Information and any other material of the Company supplied to 2013097 Ontario Inc. in connection with this Agreement, and 2013097 Ontario Inc. shall not make or retain any copies of same.

10.9.	Payment of Commissions after Termination. This Agreement shall remain in effect for a period of five (5) years (the “Term”), or until terminated by either party as provided for herein. This Agreement may be terminated by either party as follows: (x) immediately upon written notice to the other party in the event such other parties shall breach is not cured within thirty (30) days written notice of such breach; or (y) Immediately upon written notice to the other party for cause. In the event this agreement is not renewed at the election of miDori-Bio, 2013097 Ontario Inc. shall continue to earn and miDori-Bio shall continue to pay 2013097 Ontario Inc., the 40% of the net profit actually collected by miDori-Bio for all product sales to Customers at the time of such non-renewal, for 1 3 years following miDori-Bio’s non-renewal of this agreement (the “Post- Termination Payments”). Upon termination of this Agreement for any reason, 2013097 Ontario Inc shall be entitled to their percentage of net profit on all orders for Product invoiced to customers, regardless of when such orders are shipped prior to the termination date. No fees shall be payable after 1 year following the termination date. So long as 2013097 Ontario Inc. is not in default of this agreement, the Term Agreement shall automatically renew and extend the Term of this Agreement for five (5) years, commencing upon the expiration of the previous Term, provided that miDori-Bio and 2013097 Ontario Inc have the option to opt out of such renewals by providing written notice to the other at least nine (9) months prior to the expiration of the then current Term. Except as expressly otherwise provided in this Agreement, all the agreement and conditions in this Agreement shall apply to any renewal Term and such renewal Term will be referred to as the Term

11.	Compliance with Laws; Notification. 2013097 Ontario Inc. agrees, at its own expense, to operate in full compliance with all governmental laws, regulations, and requirements applicable to the duties conducted hereunder and maintain in force all licenses, permits, and approvals required for its performance under this Agreement.

12.	Force Majeure. Neither Party shall be liable for delay or failure in the performance of its obligations under this Agreement if such delay or failure is caused by conditions beyond its reasonable control, including but not limited to, fire, flood, inclement weather, accident, earthquakes, telecommunications line failures, electrical outages, network failures, acts of God, terrorism, civil commotion, or labor disputes. Each Party shall use reasonable efforts to notify the other Party of the occurrence of such an event within three (3) business days of its occurrence.

13.	Relationship of Parties. 2013097 Ontario Inc. and its employees, subcontractors, and personnel performing any services on behalf of Company under this Agreement are independent contractors and not employees of Company. Except for the limited purpose of soliciting orders and promoting and selling the Products in the approved Account List as set forth in this Agreement, the 2013097 Ontario Inc. is not an agent of the Company and shall have no right or authority to make any contract, sale or other agreement in the name of, or for the account of the Company, or to make any representation, or to assume, create or incur any obligation or liability of any kind, express or implied, on behalf of the Company. 2013097 Ontario Inc. will carry all insurance necessary to comply with the workmen’s compensation and employer’s liability laws of the state(s) in which 2013097 Ontario Inc. and its personnel will perform any services under this Agreement, and 2013097 Ontario Inc. will be responsible for any applicable payment and withholdings of any salary, benefits, incentives, and any other compensation or taxes relevant to its personnel. Nothing in this Agreement, and no course of dealing between the Parties, shall be construed to create or imply an employment or 2013097 Ontario Inc. relationship or a partnership or joint venture relationship between the Parties or between one Party and the other Party’s employees or agents. It is understood the 2013097 Ontario Inc. will not be allowed to contact the Company’s product suppliers without approval from the Company.

14.	Assignment; Binding Agreement. Neither this Agreement, nor any right or interest herein, may be assigned, in whole or in part, without the express written consent of the other Party, except that Company may assign this Agreement to any affiliated company or if the assignment is carried out as part of a merger, restructuring, or reorganization, or sale or transfer of all or substantially all of Company’s assets upon written notice to the 2013097 Ontario Inc. Any purported assignment that is not expressly permitted by this clause shall be null and void. Without limiting the foregoing, this Agreement shall be binding upon the Parties hereto and their heirs, successors and permitted assigns.

15.	Governing Law and Venue. This Agreement will be governed by and interpreted in accordance with the laws of the Province of Ontario, Canada, without giving effect to the principles of conflicts of law of such state. The UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. The Parties hereby agree that any action arising out of this Agreement will be brought solely in any state court located in Burlington Ontario Canada. Both Parties hereby submit to the exclusive jurisdiction and venue of any such court. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING FROM THE TERMS OF THIS AGREEMENT.

16.	Notices. All notices shall be deemed effective when received and made in writing by either (i) registered mail, (ii) certified mail, return receipt requested,(iii) overnight mail, or (iv) fax with confirmation, addressed to the Party to be notified at the following address or to such other address as such Party shall specify by like notice hereunder:

Company:

Midori-Bio Inc. Att: Ken Lyons 4145 North Service Road Suite 200

Burlington Ontario L7L 6A3 E-mail: ken@midori-bio.com

2013097 Ontario Inc.:

189 Kenollie Avenue, Mississauga, Ontario Canada L5G
2H7

17.	Severability. If any provision or portion of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions or portions shall remain in full force and effect.

18.	Counterparts. This Agreement may be executed in counterparts by facsimile or electronic transmission, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, without necessity of production of the others.

19.	Captions; Construction. The captions of any articles, paragraphs or sections of this Agreement are inserted for convenience purposes only and are in no way intended to and shall not define, limit, control or affect the meaning or construction of any provision hereof and each section of this Agreement shall be known and interpreted by its plain meaning. This Agreement shall not be construed more strongly against either Party regardless of which Party is more responsible for its preparation.

20.	If either Party incurs any legal fees associated with the enformcent of this Agreement or any rights under this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney’s fees and any court, arbitration, meditation, or other litigation expenses from the other Party.

21.	Rights Cumulative. The rights and remedies of the Parties herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or equity.

22.	Waiver. No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving Party. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision or any other provision of this Agreement thereafter.

23.	Entire Agreement; Modification. This Agreement, including the Exhibits hereto, is the entire agreement between the Parties with respect to its subject matter and supersedes any prior agreements, communications and understandings between the Parties, whether written, oral, electronic or otherwise, relating hereto. No representation, inducement or promise has been made or relied upon by either Party, unless expressly set forth in this Agreement. No change, modification, amendment, or addition of or to this Agreement or any part thereof shall be valid unless in writing and signed by an authorized representative of the Party to be charged therewith.

In witness whereof, the Parties hereto have executed this Agreement on the date set forth below.

COMPANY:

MIDORI-BIO INC.

By:	/s/ Ken Lyons
Name:	Ken Lyons
Title:	coCEO/President
Date:	July 28 2021

2013097 ONTARIO Inc.

Name:	Randy Stronge
Title:	President
Date:	Aug 5 2021

Schedule A – (Account List)

○	Grupo Phoenix
○	Polytainers Inc.
○	Intrapac
○	Onex Corp
○	Berry Global
○	Alpla Group
○	CMG Plastics
○	Airlite Plastics
○	IPL Plastics
○	IML Containers
○	Greiner Packaging
○	Winpak
○	Silgan Plastics
○	Dynamic Colour
○	Richards Packaging
○	Duncan Copland Inc.
○	Knowltan Packaging
○	Graham Packaging
○	Consolidated Bottle
○	Willard Packaging
○	Jamieson Vitamins
○	Bericap
○	Amcor
○	Hofmann Plastic